Exhibit 99.1

Montpelier Re Reports Strong Second Quarter Financial Results

•      Fully Converted Book Value Per Share of $22.31, a 4.9% increase from March 31, 2010

•      Operating EPS of $1.00, up 28% year on year

•      Net Written Premiums Up 7%, driven by Lloyd’s and MUSIC Platforms

•      No change in estimated net loss for Chilean earthquake

HAMILTON, Bermuda, July 26, 2010 — Montpelier Re Holdings Ltd. (NYSE: MRH), “the Company” or “Montpelier”, a leading provider of short-tail reinsurance and other specialty lines, today reported financial results for the second quarter ended June 30, 2010.

Fully converted book value per share was $22.31 at June 30, 2010, an increase of 4.9% for the quarter and 6.4% for the year to date, including dividends.

The Company reported net income of $0.96 per share ($70 million) for the second quarter of 2010, and operating income of $1.00 per share ($73 million), an increase of 28% on a per share basis from the second quarter of 2009. The net impact of realized and unrealized losses from investments and foreign exchange, which is included in net income, was $3 million for the quarter.

Net written premiums grew by 7% compared to the second quarter of 2009 with growth in the Company’s Lloyd’s and US operations more than offsetting a decrease in the Bermuda property catastrophe book.

The loss ratio for the quarter was 29%, which includes 13 points ($20 million) of loss resulting from the explosion and fire at the Deepwater Horizon oil rig.  The quarter benefited from 26 points ($39 million) in favorable releases from prior years’ loss reserves.  There was no change in the first quarter estimated net loss for the Chilean earthquake.

The combined ratio was 60% for the second quarter of 2010 versus 62% a year ago. General and administrative expenses include a $5 million (3 points) benefit resulting from the settlement of a reinsurance dispute.

Net investment income for the quarter was unchanged from a year ago at $20 million.  The total return on the investment portfolio for the quarter was 0.9%.

Christopher Harris, President and Chief Executive Officer, said, “We produced a strong quarter with solid underwriting results and steady investment performance resulting in 4.9% growth in book value per share.  The mid-year renewal season was challenging, and we reduced some catastrophe exposures accordingly. However, we also identified some attractive growth opportunities in our US and UK platforms, most notably within our Marine book.”

He continued, “We have grown shareholders equity over the last year while repurchasing 20% of outstanding shares at a discount to book value per share. We enter the US hurricane season in a strong capital position, and we continue to consider share repurchases an integral part of our cycle management strategy.”

Montpelier initiated a fresh $100 million share repurchase program in late June and repurchased 250,000 shares during the second quarter at an average price of $15.01.  The Company has repurchased a further 743,700 shares in July at an average price of $15.12. Montpelier’s total capital is $1.95 billion as of June 30, 2010.

Please refer to Montpelier’s June 30, 2010 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Tuesday, July 27, 2010 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-800-860-2442 (toll free) or 1-412-858-4600 (international). A telephone replay of the conference call will be available through August 11, 2010 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 441331.

(1) Operating income or loss is a non-GAAP financial measure which represents net income excluding net investment and foreign exchange gains and losses and gain on early extinguishment of debt.

(2) Fully converted book value per share at June 30, 2010 is based on shareholders’ equity of $1,621.4 million divided by 72,688,939 common shares (consisting of 70,888,952 shares outstanding plus 1,799,987 shares issuable upon conversion of outstanding share equivalents). Fully converted book value per share at March 31, 2010 is based on shareholders’ equity of $1,558.5 million divided by 72,972,100 common shares (consisting of 71,082,196 shares outstanding plus 1,889,904 shares issuable upon conversion of outstanding share equivalents).  Fully converted book value per share at December 31, 2009 is based on shareholders’ equity of $1,728.5 million divided by 81,767,564 common shares (consisting of 79,998,795 shares outstanding plus 1,768,769 shares issuable upon conversion of outstanding share equivalents).

(3) The return for the year-to-date period represents the increase in fully converted book value per share from December 31, 2009 ($21.14) to June 30, 2010 ($22.31), after giving effect to dividends totalling $0.18 per share. The return for the quarter represents the increase in fully converted book value per share from March 31, 2010 ($21.36) to June 30, 2010 ($22.31), after giving effect to a dividend of $0.09 per share.

Montpelier Re, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar importance generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of the Company and its subsidiaries effectively; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modelling techniques; the accuracy of estimates reported by cedants and brokers on pro rata contracts and certain excess of loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our insurance and reinsurance operating subsidiaries; and the impact of foreign currency fluctuations.

We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts

Montpelier Re Holdings Ltd.

Investors:
William Pollett, Treasurer & SVP, 441-299-7576

or

Media:
Jeannine Menzies, Corporate Affairs Manager, 441-299-7570

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	June 30,		December 31,
	2010		2009
Assets

Fixed maturity investments, at fair value	$2,218.7		$2,207.5
Equity securities, at fair value	134.2		167.2
Other investments	66.8		91.0
Cash and cash equivalents	225.5		202.1
Restricted cash	26.8		40.9

Total investments and cash	2,672.0		2,708.7

Reinsurance recoverable on unpaid losses	70.1		69.6
Reinsurance recoverable on paid losses	4.6		44.5
Premiums receivable	294.6		161.5
Unearned premium ceded	14.2		14.7
Deferred acquisition costs	52.9		38.2
Accrued investment income	15.0		14.9
Unsettled sales of investments	29.9		1.5
Other assets	50.9		45.6

Total Assets	$3,204.2		$3,099.2

Liabilities

Loss and loss adjustment expense reserves	$776.0		$680.8
Debt	327.7		328.6
Unearned premium	360.2		215.4
Insurance and reinsurance balances payable	27.5		35.2
Unsettled purchases of investments	37.5		8.6
Accounts payable, accrued expenses and other liabilities	53.9		102.1

Total Liabilities	1,582.8		1,370.7

Common Shareholders’ Equity

Common shares and additional paid-in capital	1,377.3		1,541.3
Treasury shares, at cost	(38.7)		(32.3)
Retained earnings	289.4		222.4
Accumulated other comprehensive loss	(6.6)		(2.9)

Total Common Shareholders’ Equity	1,621.4		1,728.5

Total Liabilities and Common Shareholders’ Equity	$3,204.2		$3,099.2

Common shares outstanding (000s)	70,889	sh	79,999	sh
Common and common equivalent shares outstanding (000s)	72,689		81,768

Book value per share:

Book value per share	$22.87		$21.61
Fully converted book value per share	22.31		21.14
Fully converted tangible book value per share	22.24		21.08

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Underwriting revenues

Gross premiums written	$199.5	$184.4	$474.3	$435.0
Reinsurance premiums ceded	(3.5)	(0.5)	(16.4)	(13.3)
Net premiums written	$196.0	$183.9	$457.9	$421.7

Gross premiums earned	$157.9	$149.7	$323.3	$297.5
Earned reinsurance premiums ceded	(9.6)	(8.3)	(16.5)	(22.7)
Net premiums earned	148.3	141.4	306.8	274.8

Underwriting expenses

Loss and loss adjustment expenses - current year	(83.0)	(50.6)	(251.3)	(111.5)
Loss and loss adjustment expenses - prior year	39.4	17.3	63.5	32.0
Acquisition costs	(23.4)	(19.5)	(45.8)	(43.4)
General and administrative expenses	(21.8)	(34.2)	(50.9)	(62.9)

Underwriting income	59.5	54.4	22.3	89.0

Net investment income	20.3	20.5	38.8	39.5
Other revenue	—	0.2	0.2	0.4
Interest and other financing expenses	(6.1)	(6.7)	(12.6)	(13.2)
Other non-underwriting income (expense)	0.1	—	0.1	(0.2)
Income tax benefit (provision)	(1.3)	—	0.6	1.0

Operating income (1)	72.5	68.4	49.4	116.5

Net realized investment gains (2)	7.1	7.4	16.2	2.0
Net unrealized investment gains (losses) (2), (3)	(4.1)	85.6	13.6	94.7
Net foreign exchange gains (losses) (2)	(5.6)	(2.4)	0.6	(7.8)
Gain on early extinguishment of debt	—	—	—	5.9

Net income	69.9	159.0	79.8	211.3

Other comprehensive income (loss) items	0.7	3.5	(3.7)	2.3

Comprehensive income	$70.6	$162.5	$76.1	$213.6

Earnings per share:

Operating income per share (1)	$1.00	$0.78	$0.67	$1.34
Net income per share	0.96	1.81	1.08	2.42
Comprehensive income per share	0.97	1.85	1.03	2.45

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	55.9%	35.8%	81.9%	40.5%
Prior year	-26.5%	-12.2%	-20.7%	-11.6%
Loss and loss adjustment expense ratio	29.4%	23.6%	61.2%	28.9%
Expense ratio	30.4%	37.9%	31.5%	38.7%
Combined ratio	59.8%	61.5%	92.7%	67.6%

(1) Excludes net investment and foreign exchange gains and losses and early extinguishment of debt.

(2) Includes net gains and losses on related derivative instruments.

(3) Beginning in 2010, changes in the fair value of Symetra are included in net unrealized investment gains.